                                United States
                      Securities And Exchange Commission
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                           (AMENDMENT NO.  1  )
                                          ----


                              Versatility, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)




                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                 925311 10 2
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                                (CUSIP Number)




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CUSIP NO. 925311 10 2                   13G            PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON:
          S.S. or I.R.S. IDENTIFICATION NO.:
          Noro-Moseley Partners III, L.P.                    58-2127221
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          Georgia
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





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                                Schedule 13G

                                  Item 1(a)

Name of Issuer:         Versatility, Inc.

                                  Item 1(b)
Address of Issuer's Principal Executive Offices:
                    11781 Lee Jackson Memorial Highway
                    Suite 600
                    Fairfax, Virginia 22033

                                  Item 2(a)
Name of Person Filing:    Noro-Moseley Partners III, L.P.

                                  Item 2(b)
Address of Principal Business Office or, if none, Residence:
                9 North Parkway Square, 4200 Northside Parkway, N.W. Atlanta, Georgia 30327

                                  Item 2(c)
Citizenship:  Georgia

                                  Item 2(d)
Title of Class of Securities:  Common Stock

                                  Item 2(e)
CUSIP Number:     925311 10 2

                                  Item 3
This statement is not being filed pursuant to Rules 13d-1(b), or 13d-2(b).

                                  Item 4
Ownership:
(a)   Amount Beneficially Owned:   0

(b)   Percent of Class   0

(c)   Number of shares as to which such person has

          (i)  Sole power to vote or to direct the vote:     0

          (ii)      Shared power to vote or to direct the vote:  0

          (iii)     Sole power to dispose or to direct the disposition of:
376,468
          (iv)      Shared power to dispose or to direct the disposition of:  0


                                  Page 3 of 4
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                                Item 5
Ownership of Five Percent or Less of a Class:   The reporting person has ceased
to be the beneficial owner of more than 5% of the class of securities.

                                Item 6
Ownership of More than Five Percent on Behalf of Another Person:   N/A

                                Item 7
Identification and Classification of the Subsidiary Which Acquired the Security
Being Reported on By the Parent Holding Company:   N/A.

                                Item 8
Identification and Classification of Members of the Group:   N/A

                                Item 9
Notice of Dissolution of Group:    N/A

                                Item 10
Certification:  N/A

Signature:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


       12-15-98
------------------------
Date

NORO-MOSELEY PARTNERS III, L.P.

By:  Moseley & Company III, L.L.C.
     General Partner

/s/  Charles D. Moseley, Jr.
----------------------------------
Charles D. Moseley, Jr.
Member


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